State of Delaware
Secretary of State
Division of Corporations
Delivered 11.41 AM 04/07/2009
FILED 11.38 AM 04/07/2009
SRV 090341287 – 3753195 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
In accordance with Section 242

OXYSURE SYSTEMS, INC., a corporation organized and existing under and by virtue of die General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent the Board of Directors of OXYSURE SYSTEMS, INC. duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and proposing that the stockholders of said corporation provide written consent thereof. The resolution setting forth the proposed amendment is as follows

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows-

Section 4.01: Number and Class. The amount of the total authorized capital stock of this corporation is One Hundred Twenty Five Million (125,000,000) shares of which One Hundred Million (100,000,000) shall be designated Common Stock with a par value of $.0001 and Twenty Five Million (25,000,000) shall be designated as Preferred Stock with a par value of $.0001. The Stock may be issued from time to time without action by the stockholders. The Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares in one or more scries, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of the majority of the stockholders of said corporation was obtained in accordance with Section 222 of the General Corporation Law of the State of Delaware in terms of which the necessary number of shares as required by statute provided their consent in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Board of Directors has caused this certificate to be signed by Julian T. Ross, an Authorized Officer, this 3rd day of April, AD 2009.

Signed:
Name:	Julian T. Ross
Title:	Chairman/CEO